UNITED STATES                SEC FILE NUMBER
                        SECURITIES AND EXCHANGE COMMISSION        000-12145
                              Washington, D.C. 20549

                                                                CUSIP NUMBER
                                                                  023014103

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check one): ____ Form 10-K ____ Form 20-K   X   Form 10-Q ____ Form N-SAR

     For Period Ended: July 28, 2002
     ____  Transition Report on Form 10-K
     ____  Transition Report on Form 20-K
     ____  Transition Report on Form 11-K
     ____  Transition Report on Form 10-Q
     ____  Transition Report on Form N-SAR
     For the Transition Period Ended: ________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
______________________________________________________________________________

PART 1 - REGISTRANT INFORMATION

__________________Amarillo Mesquite Grill, Inc._______________________________
Full Name of Registrant

______________________________________________________________________________
Former Name if Applicable

__________________302 N. Rock Road, Suite 200_________________________________
Address of Principal Executive Office (Street and Number)

__________________Wichita, KS 67206___________________________________________
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (1) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense
     (2) The subject annual report, transition report on Form 10-K,
X Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (3) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Registrant needs additional time to apply new accounting standards relative to the classification of certain goodwill. This could not be done within the prescribed time period without unreasonable effort or expense.

PART IV-OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Jacqueline K. Levings    316-683-5500

(2) Have all other periodic report required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If
    answer is no, identify report(s).  Yes X     No ___

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                       Yes      No   X

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
______________________________________________________________________________


                        Amarillo Mesquite Grill, Inc.

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2002           By: /s/ Chris F. Hotze, President